Mail Stop 0306

      	March 22, 2005

Mr. David Vellequette
Vice President, Operations Controller Primary Financial Officer
JDS Uniphase Corporation
1768 Automation Parkway
San Jose, California 95131

      Re:	JDS Uniphase Corporation
      Form 10-K for the fiscal year ended June 30, 2004
      Filed September 16, 2004
      File No. 000-22874

Dear. Mr. Vellequette:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,


							Martin F. James
							Senior Assistant Chief
Accountant